NORTHSTAR TECHNICAL INC. St. John's, Newfoundland

            FINANCIAL STATEMENTS
                 Audited
            December 31, 1998

SULLIVAN, LEWIS AND WHITE-Charter Accountants

AUDITORS' REPORT - To the Shareholders of NTI

We have audited the balance sheet of NTI as of December 31, 1998 and the statements of loss and deficit and changes in cash resources for the nine months then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1998 and the results of its operations and the changes in its cash resources for the nine months then ended in accordance with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. To date the company's operations are mainly in the development stages and has not established revenues sufficient to cover its operating costs. It is management's opinion that the company's main NETMIND division and the new contract manufacturing division will generate future revenues sufficient to cover all costs and result in annual net incomes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



St. John's, Newfoundland                   /s/ Sullivan, Lewis and White
July 14, 1999                              Chartered Accountants

                         NORTHSTAR TECHNICAL INC.
                              BALANCE SHEET
                            DECEMBER 31, 1998

                                               December 31,      March 31,
                                ASSETS                 1998           1998
                                                    -------        -------
Current
 Bank                                                $1,238         $3,829
 Receivables (Note 2)                               148,583        228,052
 Work in progress                                     3,688          7,101
 Inventory                                           52,591         88,356
 Prepaid expenses                                     2,269          4,127
                                                    -------        -------
                                                    208,369        331,465

Capital assets (Note 3)                              25,523         27,733
Deferred development costs (Note 4)                 768,311        824,744
Deferred charges (Note 5)                           110,287         82,305
                                                    -------        -------
Total Assets                                     $1,112,490     $1,266,247
                                                    -------        -------

                             LIABILITIES

Current
 Payables and accruals                             $212,038       $199,556
 Loans payable (Note 6)                             158,815        138,790
 Long term debt payable within one year (Note 7)     10,716        127,340
                                                    -------        -------
                                                    381,569        465,686

Long term debt (Note 7)                             704,630        588,006

Loans payable to Cabot Management Limited,
  no set terms of repayment (Note 8)                138,339        136,530

Loans payable to shareholder, no set
  terms of repayment                                120,370         83,602
                                                    -------        -------
Total Liabilities                                $1,344,908     $1,273,824
                                                    -------        -------
Contingent liability (Note 9)

                         SHAREHOLDERS' DEFICIENCY

Share capital (Note 10)                             622,453        605,372

Deficit                                            (854,871)      (612,949)
                                                    -------        -------
Shareholders' Deficiency                           (232,418)        (7,577)
                                                    -------        -------

                                                 $1,112,490     $1,266,247
                                                    -------        -------

ON BEHALF OF THE BOARD:

___/s/Dr. Wilson Russell  Director

__/s/Mr. Frank Power      Director

The accompanying notes are an integral part of these financial statements.

                         NORTHSTAR TECHNICAL INC.
                       STATEMENT OF LOSS AND DEFICIT
                    NINE MONTHS ENDED DECEMBER 31, 1998

                                                 Nine Months     Year
                                                 Ended           Ended
                                                 December 31,    March 31,
                                                 1998            1998

Revenue                                             $252,565      $272,631

Direct costs                                         147,155       140,891
                                                      -------      -------

Gross profit                                         105,410       131,740

Other income                                           8,231        13,934
                                                      -------      -------

                                                      113,641      145,674
Expenses
 Amortization of capital assets                         6,992       15,917
 Amortization of deferred development costs            72,224       87,621
 Bank charges and interest                             15,608       16,196
 Contract manufacturing division (Note 11)             72,341      126,008
 Heat and light                                         1,905       10,343
 Insurance                                              1,838        2,027
 Interest on loans                                     43,911       55,963
 Management and marketing fees                          4,992       16,235
 Marketing/Market Research costs                        3,606        5,742
 Municipal taxes                                        1,249        2,960
 Miscellaneous                                          5,194        3,855
 Office operating                                      10,240       18,859
 Professional fees                                     17,138       35,296
 Rent                                                  32,435       37,685
 Repairs and maintenance                                2,423        4,693
 Telephone                                              9,590       11,184
 Travel                                                 3,739        6,865
 Wages and benefits                                    50,138       66,992
 Write off obsolete inventory stock                         -       14,405
 Less: Allocation to deferred development costs             -     (149,808)
                                                      -------      -------

                                                      355,563      389,038
                                                      -------      -------

Net loss (Note 12)                                   (241,922)    (243,364)
                                                      -------      -------

Deficit, beginning of period                         (612,949)    (351,303)

                                                     (854,871)    (594,667)

Dividends paid on preference shares                         -      (42,282)

Discount earned on redemption of
  Class A preference shares                                 -       24,000
                                                      -------      -------

Deficit, end of period                              $(854,871)   $(612,949)
                                                    ==========   ==========

The accompanying notes are an integral part of these financial statements.

                       NORTHSTAR TECHNICAL INC.
               STATEMENT OF CHANGES IN CASH RESOURCES
                NINE MONTHS ENDED DECEMBER 31, 1998

                                               Nine Months     Year
                                               Ended           Ended
                                               December 31,    December 31,
                                               1998            1998
Cash provided by (used in)

 Operations

  Net loss                                        $(241,922)      $(243,364)
  Amortization                                      104,667          124,114
  Net change in non-cash working capital items      153,012           10,434
                                                    -------          -------
                                                     15,757         (108,816)

Financing

  Proceeds from long term debt                            -          130,015
  Proceeds from issuance of common shares            17,081          595,287
  Advances from Cabot Management Limited              1,809            5,694
  Advances from shareholder                          36,768           70,043
  Repayment of long term debt                             -          (30,000)
  Discount on redemption of preference shares             -           24,000
  Redemption of preference shares                         -          (84,000)
  Payment of dividends on preference shares               -          (42,282)
  Conversion of Class C preference shares                 -         (287,333)
                                                    -------          -------
                                                     55,658          381,424

 Investments

  Increase in deferred charges - net                (53,433)        (102,881)
  Increase in deferred development cost - net       (15,791)        (152,496)
  Purchase of capital assets, net of investment
    tax credits                                      (4,782)         (11,304)
                                                    -------          -------
                                                    (74,006)        (266,681)

Net change in bank position                          (2,591)           5,927

Bank position, beginning of period                    3,829           (2,098)

Bank position, end of period                         $1,238           $3,829
                                                   ========         ========


The accompanying notes are an integral part of these financial statements.

                        NORTHSTAR TECHNICAL INC.
                       NOTES TO FINANCIAL STATEMENTS
                             DECEMBER 31, 1998

1.   Significant accounting policies

 a.  Capital assets

Capital assets are recorded at cost less any government assistance and are being amortizated over their estimated useful lives using the rates and methods set out below:

         Computer equipment                20% on a declining balance basis
         Computer software                 30% on a declining balance basis
         Office furniture and equipment    20% on a declining balance basis
         Leasehold improvements            20% on a straight line basis

  b.  Deferred development costs

All costs, including share of overhead costs, associated with the development of the NETMIND System have been capitalized in these financial statements as deferred development costs. These costs are being amortized against income on a straight line basis over a period of ten years. If it becomes evident in a given year that the sales market for this technology declines , then the remaining costs will be amortized over a shorter period.

The company acquired the initial technology for the NETMIND System from the receiver of National Petroleum and Marine Consultants Limited and Altair Marine Systems Limited for the sum of $1. Prior to going into receivership, these two companies had spent approximately $1,740,408 on the development of this technology. To date NTI has spent $1,847,795 on this technology, including overhead costs of $621,430, which has been reduced by various assistance and tax credits totalling $879,546 as referred to in Note 4.

 c.  Deferred charges

Deferred charges consist of initial planning, startup and overhead costs related to contract manufacturing in association with Lockheed Martin - Federal Systems Inc. These costs amounted to $156,314 at December 31, 1998, as referred to in Note 5, and are being amortized on a straight line basis over a five year term.

 d.  Inventory

The company's inventory is valued at the lower of cost and net realizable value.

 e.  Investment tax credits

Investment tax credit refunds arising from the incurrence of qualifying research and development expenditures have been recorded in these financial statements as a reduction of the applicable deferred development costs.

 f.  Government assistance

The company has been awarded assistance under government programs. Amounts received or receivable under these programs are recorded as a reduction in the cost of capital assets or as a reduction of the applicable deferred development costs.


2. Receivables
==========================================================================
                                                 December 31,     March 31,
                                                 1998             1998

 Trade                                               $20,200      $137,701
 Government assistance                                     -        22,486
 Investment tax credit refunds                       128,383        67,865
                                                     -------       -------
                                                    $148,583      $228,052
                                                    ========      ========

3. Capital assets

===========================================================================
                                                December 31,      March 31,
                                                  1998            1998
                               --------------------------------------------
                         Cost    Accumulated       Net Book       Net Book
                                 Amortization         Value          Value

 Computer equipment      $6,654        $3,170        $3,484         $4,099
 Computer software        8,892         5,681         3,211          3,945
 Furniture and equipment 34,350        16,906        17,444         17,286
 Leasehold improvements  15,872        14,488         1,384          2,403
                        -------       -------       -------        -------
                        $65,768       $40,245       $25,523        $27,733
                        =======       =======       =======        =======


4. Deferred development costs


                                                December 31,     March 31,
                                                      1998           1998

 Wages and benefits                                 $693,362      $608,461
 Materials and other costs                           173,736       165,160
 Subcontractors                                      359,267       359,267
 Overhead                                            621,430       621,430
                                                     -------       -------
                                                   1,847,795     1,754,318

 Less:
   Government assistance                             380,133       362,965
   Other assistance                                   61,685        61,685
   Investment tax credits                            437,728       377,210
                                                     -------       -------
                                                     968,249       952,458

 Less:  Amortization                                 199,938       127,714
                                                     -------       -------

                                                    $768,311      $824,744

5.  Deferred charges - Contract Manufacturing Division
===========================================================================
                                                 December 31,     March 31,
                                                        1998          1998

   Planning and start up costs                       $28,951       $28,951

       Overhead costs (Note 10)                      127,363        73,930
                                                     -------       -------
                                                     156,314       102,881

    Less:  Amortization of deferred charges           46,027        20,576
                                                     -------       -------

                                                    $110,287       $82,305
                                                    ========      ========

6. Loans payable
==========================================================================
                                                 December 31,     March 31,
                                                       1998           1998

 10% loan payable to Enterprise Newfoundland
   and Labrador in monthly interest payments
   plus principal amount payable on demand           $20,473       $22,451

 12% loan payable to Eastern Meridian Mining
   Corporation including accrued interest, to be
   repaid in full by March 1, 1999, secured by the
   personal guarantee of Wilson Russell               83,036        75,939

 Loan payable to Toronto-Dominion bank,
   secured by the personal guarantee of
   Wilson Russell.  This loan was repaid
   in full on September 24, 1998                           0        20,000

 Loan payable to Brian Gamberg repaid in full
   on April 15, 1998                                       0        20,400

 Loan payable to Dr. Carl Wesolowski                55,306               0
                                                   -------         -------
                                                  $158,815        $138,790
                                                  ========        ========

7.Long Term Debt
===========================================================================
                                               December 31,       March 31,
                                                      1998            1998

 ACOA 7.5% loan with monthly principal repayments
  of $ 3,256 commencing June 1, 2000              $195,331        $195,331

 ACOA 10.9 % loan with monthly principal repayments
  of $ 1,786 beginning July 1, 1999                150,000         150,000

 10% loan payable to Pathfinder Enterprises Inc. in
   monthly interest payments only to July 5, 2002,
   secured by a floating charge debenture          240,000         240,000

 ACOA 6.25% loan repayable in 72 monthly consecutive
   instalments of $ 3,280 beginning July 1, 2000 if full
   loan draw down is received.  Secured by postponements
   on Cabot Management Limited's loans of $ 130,836 and
   shareholders' loan of $ 19,060                  130,015         130,015
                                                   -------         -------
                                                   715,346         715,346


 Less: Long term debt payable within one year       10,716         127,340
                                                   -------         -------

                                                  $704,630        $588,006
                                                  ========        ========


8. Loans payable - Cabot Management Limited

Cabot Management Limited, an associated company, has the option to convert their interest free loans, totalling $ 138,339 at December
31, 1998, to common shares of Scientific Technologies Inc. (See Note 13)


9. Contingent liability

The company is presently involved in a dispute with their distributing agent, whose contract has now been terminated due to non-payment for NETMIND systems sold to them. This termination has lead to court action, the outcome of which is unknown as at the financial statements date.


10. Share capital

=============================================================================
                                                      December 31,   March 31,
                                                             1998        1998
 Authorized
  An unlimited number of Class A common shares
    with no par value
  An unlimited number of Class A preference shares
    with no par value
  An unlimited number of 10% redeemable, retractable,
    cumulative, non-voting, participating Class B preference
    shares with no par value
  An unlimited number of 10% redeemable, retractable,
    cumulative, non-voting, participating Class C preference
    shares with no par value
 Issued and outstanding 14,704,440 Class A common
    shares                                              $622,453    $605,372

11. Contract Manufacturing Division

                                                 Nine Months    Year
                                                 Ended          Ended
                                                 December 31,   December 31,
                                                 1998            1998

 Amortization of deferred charges (Note 5)           $25,451        $20,576
 Contract labor                                            0         25,000
 Operating expenses                                    1,199         63,356
 Salaries and benefits                               105,667        136,038
 Less:    Direct costs on contract with Lockheed
             Martin - Federal Systems, Inc.                0        (25,133)
             Wage subsidy/NRC funding                 (6,543)       (19,899)
                                                     -------        -------
                                                     125,774        199,938

 Less: Allocation to deferred charges (Note 5)       (53,433)       (73,930)
                                                     -------        -------
                                                     $72,341       $126,008
                                                    ========       ========


12. Income taxes

The company has losses carried forward totalling $ 1,531,226 which have not been recognized in these financial statements. These losses carried forward can be applied against otherwise taxable income and if unused will expire in the following years:

December 31, 1999 -   $3,811
December 31, 2001 -  $37,523
December 31, 2002 -  $94,492
December 31, 2003 - $512,179
December 31, 2004 - $367,846
December 31, 2005 - $515,375


 Also the company's book values of deferred development costs and deferred charges exceeds their income tax values by $878,598 as at December 31, 1998.

 The net deferred income taxes debit related to both of these items have not been reflected in these financial statements.

13. Subsequent event

  On January 26, 1999 the merger between NTI and Scientific Technologies Inc. was completed which resulted in Northstar Technical Inc. becoming a wholly owned subsidiary of Scientific Technologies Inc., a US public trading company.

  On January 15, 1999 and January 26, 1999 the shareholders of Northstar Technical Inc. exchanged their 14,704,440 common shares for 4,901,480 common shares in Scientific Technologies Inc. on the basis of three Northstar shares for every one share of Scientific.

SULLIVAN, LEWIS AND WHITE
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